Exhibit 10.16
JACOBS SOLUTIONS INC.
EXECUTIVE SEVERANCE PLAN
(AS AMENDED JANUARY 29, 2025)
1.Purpose. The purpose of this Jacobs Solutions Inc. Executive Severance Plan, as amended (this “Plan”) is to retain certain senior executives of the Company by reason of providing appropriate severance benefits and to ensure their continued dedication to their duties, including in the event of a Change in Control (as defined in Section 24 below).
2.Eligible Participants. Employees participating in the Plan (each, a “Participant”) will be those senior executives who are approved by the Human Resource and Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion and designated as a Participant. In the Committee’s discretion, Participants may be designated to participate in the Plan with respect to the payments and benefits under either (or both) of Section 3(a) (“Qualifying Termination – No Change in Control”) or Section 3(b) (“Qualifying Termination After a Change in Control”), in each case on a standalone, immediate and/or delayed basis.
3.Payments Upon a Qualifying Termination of Employment.
(a)Qualifying Termination – No Change in Control. If, prior to or more than two (2) years following a Change in Control, the employment of the Participant is terminated under circumstances constituting a Qualifying Termination, then, subject to the Participant’s execution of a Release as set forth in Section 4 below, the Company shall provide to the Participant:
(i)a lump sum cash payment equal to the result of multiplying the Participant’s applicable Severance Multiple (see Exhibit A to this Plan, Table 2) by the sum of (x) the Participant’s Base Salary and (y) the Participant’s Target Annual Incentive Award;
(ii)a lump sum cash payment equal to the Participant’s Annual Incentive Award based on actual performance (prorated to the number of days worked in the fiscal year);
(iii)a lump sum cash payment equal to the result of multiplying the Participant’s applicable Severance Multiple (see Exhibit A to this Plan, Table 2) by the annual premium that would be payable for the continued receipt of financial planning services which the Participant receives as of immediately prior to his or her Date of Termination;
(iv)a lump sum cash payment equal to the result of multiplying the Participant’s applicable Severance Multiple (see Exhibit A to this Plan, Table 2) by the annual COBRA premium that would be payable by the Participant for continued participation in the Company’s group health plans in which the Participant participates immediately prior to his or her Date of Termination; and
(v)the Participant’s unvested and outstanding Company equity awards (or equity awards issued to the Participant in replacement of such Company equity awards in connection with a Change in Control) that are scheduled to vest within the nine (9) month period following the Date of Termination shall continue to vest in accordance with their original vesting schedule irrespective of the termination of the Participant’s employment (subject, for the avoidance of doubt, to the satisfaction of any applicable performance criteria).
(vi)The cash payments specified in paragraphs (i), (iii) and (iv) of this Section 3(a) shall be paid within ninety (90) days following the Date of Termination; provided that if the full release review and revocation period described in Section 4 of this Plan spans two calendar years, then the payment shall be made in the second calendar year. The cash payment specified in paragraph (ii) of this Section 3(a) shall be paid only after actual performance is determined against the metrics established for the Participant’s applicable line of business or corporate function for the Annual Incentive Award and will be paid at such time as payments under the Company’s annual bonus plan are paid to the annual bonus plan participants.
(b)Qualifying Termination After a Change in Control. If, during the two (2)-year period following a Change in Control, the employment of the Participant is terminated under circumstances constituting a Qualifying Termination, then, subject to the Participant’s execution of a Release as set forth in Section 4 below, the Company shall provide to the Participant:
(i)a lump sum cash payment equal to the result of multiplying the Participant’s applicable Severance Multiple (see Exhibit A to this Plan, Table 1) by the sum of (x) the Participant’s Base Salary and (y) the Participant’s Target Annual Incentive Award;
(ii)a lump sum cash payment equal to the Participant’s Annual Incentive Award based on actual performance (prorated to the number of days worked in the fiscal year);
(iii)a lump sum cash payment equal to the result of multiplying the Participant’s applicable Severance Multiple (see Exhibit A to this Plan, Table 1) by the annual premium that would be payable for the continued receipt of financial planning services which the Participant receives as of immediately prior to his or her Date of Termination; and
(iv)a lump sum cash payment equal to the result of multiplying the Participant’s applicable Severance Multiple (see Exhibit A to this Plan, Table 1) by the annual COBRA premium that would be payable by the Participant for continued participation in the Company’s group health plans in which the Participant participates immediately prior to his or her Date of Termination.
The cash payments specified in paragraphs (i), (iii) and (iv) of this Section 3(b) shall be paid within ninety (90) days following the Date of Termination; provided that if the release review and revocation period described in Section 4 of this Plan spans two calendar years, then the payment shall be made in the second calendar year. The cash payment specified in paragraph (ii) of this Section 3(b) shall be paid only after actual performance is determined against the metrics established for the Participant’s applicable line of business or corporate function for the Annual Incentive Award and will be paid at such time as payments under the Company’s annual bonus plan are paid to the annual bonus plan participants. The treatment of any Company equity awards (or equity awards issued to the Participant in replacement of such Company equity awards in connection with the Change in Control) that remain outstanding and unvested as of the Date of Termination shall be governed by the Company’s 1999 Stock Incentive Plan (or any successor plan) and any award agreements thereunder.
(c)Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 3, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.

4.Release. A Participant’s receipt of payments and benefits under Section 3 above will be conditioned on the Participant’s execution of a Waiver and General Release of claims in a form acceptable to the Company (a “Release”), which shall be provided to the Participant no later than ten (10) business days after the Date of Termination and must be executed by the Participant within the forty-five (45) day review period, not be revoked by the Participant within the seven (7) day revocation period, and become effective by the Participant by the fifty-second (52nd) day following Participant’s receipt of the Release.
5.Withholding Taxes. The Company shall withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
6.Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, each party shall be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest or dispute.
7.No Guarantee of Continued Employment. The Participant agrees and understands that his or her employment with the Company is at-will. Nothing in this Plan will be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries or affect any right the Company has to terminate or alter the terms and conditions of the Participant’s employment with the Company.
8.Restrictive Covenants. A Participant’s participation in the Plan is conditioned upon and explicitly subject to the Participant agreeing to and abiding by the following restrictive covenants:
(a)Confidential Information. The Participant agrees and understands that in the Participant’s position with the Company, the Participant will be exposed to and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 8 or disclosure by a third party who is known by the Participant to owe the Company an obligation of confidentiality with respect to such information. The Participant agrees that at all times during the Participant’s employment with the Company and at all times thereafter, the Participant shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company. The Participant further agrees to take all reasonable steps to protect and maintain the confidentiality of the Company’s Confidential Information, including by adhering to the Company Code of Conduct, policies and training pertaining to the protection of Company confidential, proprietary and trade secret information. In this regard, Employee agrees not to download, copy or transfer Confidential Information (including to unauthorized external devices, such as a personal hard drive or thumb drive) in violation of such Code of Conduct, policies or training, and further agrees not to undertake any conduct that sabotages the Company’s business and/or IT systems or which is intended to avoid or which has the effect of avoiding Company IT security and IT security protocols that pertain to the protection of Confidential Information. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Participant’s employment with the Company, the Participant shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Participant during or prior to the Participant’s employment with the Company, and any copies thereof in the Participant’s (or capable of being reduced to the Participant’s) possession.
Notwithstanding the foregoing and subject to the Participant’s protected rights described in this Section 8(a), the Participant may disclose or use such Confidential Information only to the extent that disclosure or use thereof is required (i) in the course of Participant’s employment with the Company and consistent with the promotion of its best interests or (ii) by a court, regulatory authority or any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”); provided that the Participant promptly notifies the Company’s Legal Department and cooperates fully with the Company in obtaining any available protective order or the equivalent thereof prior to the disclosure of such information; provided, further that any Confidential Information shall continue to be subject to this Section 8 for other purposes to the extent it is subject to a protective order or the equivalent.
In addition, nothing herein or in any other agreement between the Participant and the Company shall (i) restrict or prohibit the Participant (or the Participant’s attorney) from initiating communications directly with, responding to any inquiries from, providing truthful testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a Governmental Entity, including the Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation or (ii) preclude the Participant from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used by the Participant for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees. The Participant recognizes that, in connection with any such activity, the Participant must inform such authority that the information the Participant is providing is confidential.  Despite the foregoing, the Participant is not permitted to reveal to any third party, including any self-regulatory authority or Governmental Entity, information the Participant came to learn during the Participant’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
Notwithstanding the foregoing, the Participant agrees to waive the Participant’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by the Participant or anyone else on the Participant’s behalf (whether involving a governmental entity or not); provided that the Participant is not agreeing to waive, and this Plan shall not be read as requiring the Participant to waive, any right the Participant may have to receive a bounty or an award for information provided to any Governmental Entity. Pursuant to 18 U.S.C. § 1833, Participant acknowledges that Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Participant understands that if Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding if Participant (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Plan, or any other Plan that Participant has with the Company, is intended to conflict with 18 U.S.C. § 1833 or create liability for disclosures of trade secrets that are expressly allowed by such section.
(b)Non-Competition. If a Participant’s employment is terminated in accordance with Section 3 of this Plan, then, during the one-year period immediately following such Participant’s Date of Termination (the “Restricted Period”), such Participant shall not, directly or indirectly, own, manage, operate, join, control, participate in, consult with, render services for, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that, in no event shall (i) ownership by the Participant of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 8(b), so long as the Participant does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof or (ii) being employed by an entity, standing alone, be prohibited by this Section 8(b), so long as the entity has more than one discrete and readily distinguishable part of its business and the Participant’s duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a business that is in competition with the Business (as defined below) or any other business of the Company or any of its affiliates in any country or territory in which the Company or any of its affiliates markets any of its services or products or has plans to begin marketing any of its services or products in such country or territory. During the Restricted Period, upon request of the Company, the Participant shall notify the Company of the Participant’s then-current employment status. For purposes of this Plan, “Business” shall mean the business of engineering, construction, consulting, design, design-build, procurement, operations and management, program management and technical services for national and local governments and/or private clients. This Section 8(b) will not apply to any Participant based out of any jurisdiction which, by applicable law, prohibits a non-compete obligation of the type set out in this Section 8(b).
(c)Non-Solicitation. During the Restricted Period, a Participant shall not, directly or indirectly (including through another entity), (i) induce or attempt to induce any employee or independent contractor of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company and any of its Subsidiaries and any employee or independent contractor thereof, (ii) hire any person who was an employee or independent contractor of the Company or any of its Subsidiaries within 12 months prior to the date of hire, or (iii) solicit or attempt to solicit or induce or attempt to induce any joint venture partner, customer, supplier, licensee or other business relation (including teaming arrangements) of the Company or any of its Subsidiaries to transact business with a Restricted Enterprise or to cease doing business with the Company or such Subsidiary or in any way interfere with the relationship between any such joint venture partner, customer, supplier, licensee or business relation and the Company and any Subsidiary. Any aspect of Section 8(c)(i), (ii) and/or (ii) that is prohibited by applicable law in the jurisdiction(s) in which the Participant is based out of will not apply to that Participant.
(d)Non-Disparagement. To the fullest extent permitted by law, in the event a Participant’s employment is terminated in accordance with Section 3 of this Plan, the Participant shall not, after the Date of Termination, make any statement that would libel, slander, criticize, ridicule or disparage the Company, any of its Subsidiaries or their respective past or present officers, directors, employees, managers, members or agents. Nothing herein shall prevent such Participant from responding accurately and fully to any question, inquiry or request for information when required by legal process or prohibit Participant from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Participant from recovering a bounty or award for providing information to any Governmental Entity concerning any suspected violation of law.
(e)Enforcement. If, at the time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because each Participant’s services are unique, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8. Therefore, in the event a breach or threatened breach of this Section 8, the Company and its Subsidiaries and any of their respective successors and assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
(f)Recoupment; Cessation of Obligations. If a Participant materially breaches Section 8(a), 8(b), 8(c) or 8(d) hereof during the Restricted Period, the Company will have the right to recoup from the Participant all payments and benefits (or the value thereof as determined by the Committee in its sole discretion) provided to such Participant under this Plan and any obligation of the Company to make or provide any payments or benefits under this Plan will cease.
(g)Extension of Restricted Period. The Restricted Period shall be tolled for any period during which the Participant is in breach of any of Sections 8(b) or (c) hereof.
9.Section 280G of the Code.
(a)In the event that any payments or benefits (whether under this Plan or otherwise) payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (i)

reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
(b)All determinations required to be made under this Section 9, including the reduction payments hereunder and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Qualifying Termination that may result in a payment that may be subject to Section 4999 of the Code, or such earlier time as is requested by the Company, and whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any determinations by the Accounting Firm with respect to whether any payments or benefits are subject to reduction under this Section 9 will be binding upon the Company and the Participant.
10.Successors; Binding Agreement. This Plan will survive any Change in Control, and the provisions of this Plan will be binding upon the surviving corporation, which will be treated as the Company hereunder. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.
11.Notice. (a) For purposes of this Plan, all notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:
If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.
If to the Company:
Jacobs Solutions Inc.
Attention: General Counsel
1999 Bryan Street
Suite 3500
Dallas, Texas 75201

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(a)A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, will (i) indicate the specific termination provision in this Plan relied upon, (ii)  specify the termination date (which date, for Qualifying Termination – No Change in Control and Qualifying Termination After Change in Control terminations, shall be not less than thirty (30) nor more than forty (40) days after the giving of such notice) and (iii) to the extent the Participant is serving a notice of termination claiming Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment for Good Reason. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause does not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder. For the avoidance of any doubt, for any Cause termination, the Company is not obligated to give any advance notice of the Participant’s Date of Termination.
12.Full Settlement; Resolution of Disputes and Costs.
(a)In no event will the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.
(b)The parties will use good faith efforts to resolve any controversy, dispute or claim arising out of, or relating to this Plan or the breach thereof. If, despite their good faith efforts, the parties are unable to resolve such controversy, dispute or claim through their own efforts, the parties shall attempt to resolve such disputes through mediation, except that this requirement will not apply to any controversy, claim or dispute under or relating to Section 8 of this Plan. If such mediation is unsuccessful, or if a claim relates to Section 8 of this Plan or relates to Section 18 of this Plan (but provided only if the Participant has fully and timely exhausted the administrative process set out in Section 18 of this Plan), such controversy, dispute or claim shall be settled exclusively by arbitration in Texas by one neutral arbitrator (selected by mutual agreement of the parties) in accordance with JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”) and subject to the Federal Arbitration Act, 9 U.S.C. Section 1, et. seq. A copy of the JAMS Rules may be found at http://www.jamsadr.com/rules-employment-arbitration/ or by searching the internet for “JAMS Employment Arbitration Rules”. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding anything in this Plan to the contrary, any arbitrator who adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of any determination by the Company, or any of its delegates or successors, regarding a Participant’s Qualifying Termination that occurs after a Change in Control, will apply a de novo standard of review to any determinations made by such delegate or successor of the Company. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such delegate or successor of the Company or characterization of any such decision by such delegate or successor of the Company as final, binding or conclusive on any party.
13.Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.

14.Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), 4, 5, 6 and 8 shall survive the termination of this Plan.
15.GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THIS PLAN IS SUBJECT TO ERISA, THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS PLAN SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. FOR THE AVOIDANCE OF DOUBT, ANY ARBITRATOR SELECTED IN ACCORDANCE WITH SECTION 12 OF THIS PLAN SHALL BE BOUND BY AND APPLY DELAWARE’S STATUTE OF LIMITATIONS IN RESOLVING ANY CONTROVERSY, DISPUTE OR CLAIM ARISING UNDER THIS PLAN.
16.Amendment and Termination. The Committee may amend or terminate the Plan at any time without the consent of the Participants; provided, however, that Participants must be given at least six (6) months’ notice of amendments that are adverse to the interests of the Participants, including the termination of a Participant’s participation in the Plan, and provided, further, that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change in Control will give a Participant the right to enforce his or her rights pursuant to this Section. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, no Participant’s participation hereunder may be terminated and the Plan may not be terminated or amended in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant. Further notwithstanding the foregoing provisions in this Section 16, a Participant’s participation in the Plan shall immediately cease, irrespective of timing, if the Participant voluntarily resigns from the Company or if the Participant voluntarily retires from the Company.
17.Interpretation and Administration. The Plan shall be administered by the Committee (or any successor committee); provided that the Board may act in lieu of the Committee. The Committee (or any successor committee) will have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) to delegate its responsibilities and authority hereunder to a subcommittee of the Committee or an individual executive or collection of executives of the Company. Actions of the Board or the Committee (or any successor committee) shall be taken by a majority vote of its members.
18.Claims and Appeals. Participants may submit claims for benefits by giving notice to the Company pursuant to Section 11 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the General Counsel of the Company (or the Chief Administrative Officer of the Company where the Participant submitting the claim is the General Counsel) in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the General Counsel (or the Chief Administrative Officer, as applicable) shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the General Counsel (or the Chief Administrative Officer, as applicable), the Participant may: (i) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 18 will be permitted at the sole discretion of the Committee or its delegate. If the Committee does not provide the Participant with written notice of the denial of his or her appeal within sixty (60) days after receipt of the request for review by the Committee or its delegate, the Participant’s claim shall be deemed denied. Any arbitration relating to a benefit determination under Section 18 of this Plan must be initiated no later than 18 months after the date the claimant first receives notice of the Committee’s or its delegate’s benefit determination.
19.Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).
20.Non-Assignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.
21.Section 409A.
(a)To the extent a Participant would otherwise be entitled to any payment or benefit that under this Plan, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the Date of Termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company) the payment or benefit will be paid or provided (or will commence being paid or provided, as applicable) to the Participant on the earlier of the first day of the seventh (7th) month following the Participant’s Date of Termination or the Participant’s death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each severance payment made under this Plan shall be deemed to be a separate payment, and amounts payable under Section 3 of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.
(b)Notwithstanding anything to the contrary in this Plan or elsewhere, in the event that a Participant waives the provisions of another severance or change in control agreement or arrangement to participate in this Plan and such participation in this Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under this Plan that such Participant becomes entitled to receive during the remainder of the waived term of such agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such agreement or arrangement.
22.Certain Reductions; Recoupment. Notwithstanding anything in this Plan to the contrary, in no event shall any payment or benefit under this Plan be paid, provided or accrued, if any such payment, provision or accrual would be in violation of applicable law, rule or regulation (“Applicable Law”). In addition, to the extent that any provision of Applicable Law or any recoupment policy or practice of the Company as in effect from time to time requires any payments or benefits paid (or provided or to be paid or provided) to a Participant to be forfeited or recouped from the Participant, each such payment or benefit shall be subject to forfeiture or recoupment, as applicable, and such Participant’s right to receive or retain each such payment or benefit shall terminate.
23.Effective Date. The Plan, as amended, shall be effective as of [•], 2024.
24.Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)“Annual Incentive Award” means the annual cash incentive bonus awarded to a Participant by the Company (or its affiliates) from time to time.
(b)“Base Salary” means the Participant’s annual rate of base salary as in effect on the Participant’s Date of Termination (or, if greater, the highest annual rate of base salary during the twelve-month period immediately prior to the Participant’s Date of Termination).
(c)“Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the surviving corporation.
(d)“Cause” means the Company’s termination of the Participant’s employment with the Company following the occurrence of any one or more of the following:
(i)The Participant is convicted of, or pleads guilty or nolo contendere to, a felony;
(ii)The Participant willfully and continually fails to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Chief Executive Officer (or, in the case of the Chief Executive Officer, by the Board) which specifically identifies the manner in which the Board or the Chief Executive Officer, as applicable, believes that the Participant has not substantially performed his or her duties;
(iii)The Participant willfully engages in conduct that is materially injurious to the Company or its affiliates, monetarily or otherwise;

(iv)The Participant commits an act of gross misconduct in connection with the performance of the Participant’s duties to the Company;
(v)The Participant’s willful violation of any material Company policy; or
(vi)The Participant materially breaches any employment, confidentiality, restrictive covenant or other similar agreement between the Company and the Participant.
(e)“Change in Control” means the occurrence of any one of the following events:
(i)during any period of not more than 24 months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(ii)any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities:  (A) by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);
(iii)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) 50% or more of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”); or
(iv)the consummation of a sale of 50% or more of the Company’s assets (other than to an affiliate of the Company); or
(v)the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.
(f) “Code” means the Internal Revenue Code of 1986, as amended.
(g)“Company” means Jacobs Solutions Inc.
(h)“Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 11 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.
(i)“Disability” means termination of the Participant’s employment by the Company due to the Participant’s long term disability under the terms of the long term disability plan of the Company, in effect on the day in question, whether or not the Participant is covered by such plan.
(j)“Good Reason” means, with respect to any Participant, the occurrence of any of the following events without the Participant’s written consent:
(i)a material reduction and adverse change in the position, duties or responsibilities of the Participant from those in effect immediately prior to such change;
(ii)a reduction by the Company in the Participant’s rate of annual base salary or material reduction in annual target bonus opportunity, as in effect on the Effective Date or as the same may be increased from time to time thereafter (other than a reduction of less than 10% that is applicable to all employees generally);
(iii)a relocation of the Participant’s primary work location to a distance of more than fifty (50) miles from its location as of immediately prior to such change; or
(iv)a material breach by the Company (or a successor) of this Plan or any employment agreement between the Company and the Participant.

provided, however, that such event will not constitute Good Reason under this Plan unless (1) the Participant provides notice to the Company within thirty (30) days following the initial existence of an event constituting Good Reason, (2) the Company does not remedy such event (if remediation is possible) within thirty (30) days following the Company’s receipt of notice of such event, and (3) the Participant separates from service with the Company within ninety (90) days following the initial existence of such an event constituting Good Reason.
(k)“Qualifying Termination” means a termination of the Participant’s employment with the Company (i) by the Company other than for Cause or (ii) during the two (2) year period following a Change in Control, by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability, by the Company for Cause, by the Participant other than for Good Reason or by the Participant for Good Reason outside of the two (2) year period following a Change in Control shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination other than for Cause in accordance with subsection (i) of the first sentence herein, or after notice of termination for Good Reason in accordance with subsection (ii) of the first sentence herein, has been validly provided shall be deemed to be a Qualifying Termination.
(l)“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.
(m)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.
(n)“Severance Multiple” means, for each Participant, the multiple set forth in the applicable table on Exhibit A hereto corresponding to such Participant’s participation level as determined by the Committee and communicated to the Participant by the Company.
(o)“Target Annual Incentive Award” means a Participant’s target Annual Incentive Award for the fiscal year in which the Participant’s Date of Termination occurs (or, if greater, the Participant’s target Annual Incentive Award immediately preceding the Change in Control); provided, however, that in the event no target Annual Incentive Award has been established for the Participant for either the fiscal year of termination or the period immediately preceding the Change in Control, “Target Annual Incentive Award” shall mean the average Annual Incentive Award paid to the Participant for the three most recently completed fiscal years before the year of termination.

EXHIBIT A
SEVERANCE MULTIPLES

Table 1 – Two Year Period Post-Change in Control Qualifying Termination
Participation Level	Severance Multiple
	Base Salary	Annual Incentive
Chief Executive Officer Level	2	2
Executive Level (non-CEO)	1	1

Table 2 - Non-Change in Control Qualifying Termination
Participation Level	Severance Multiple
Base Salary plus Target Annual Incentive Award
Chief Executive Officer Level	1.5
Executive Level (non-CEO)	1